Exhibit 10.52

Bioventus 4721 Emperor Blvd., Suite 100 Durham, NC 27703 USA	1-919-474-6700 1-800-396-4325 www.BioventusGlobal.com

February 5, 2021

Kenneth Reali

Re:	Employment Agreement

Dear Ken,

This Employment Letter Agreement (this “Agreement”) is entered into by and between you, Bioventus Inc. (the “Corporation”) and Bioventus LLC (the “Partnership” and, together with the Corporation and any of the affiliates of the Corporation or the Partnership as may employ you from time to time, “Bioventus”). This Agreement is an amendment and restatement of the certain Employment Offer letter dated as ofMarch 12, 2020 and amended on April 24, 2020 by and between you and the Partnership, pursuant to which you are employed as the Chief Executive Officer of the Partnership (the “Prior Agreement”) and supersedes the Prior Agreement in its entirety, effective as of the date of the consummation of the initial public offering of the Corporation’s common stock (the “Effective Date”).

1.	Employment and Duties

Effective as of the Effective Date, you will be employed in the role of Chief Executive Officer of the Corporation and the Partnership and you shall perform the duties of this role as are customary and as may be required by Bioventus from time to time. You will continue reporting to the Board and you will be based at the headquarters of Bioventus currently located in Durham, NC.

You shall continue to have such duties and responsibilities, commensurate with your position, as may be reasonably assigned to you from time to time by the Board of Directors of the Corporation (the “Board”)], or which are in accordance with the delegations of authority set out by the Board.

During your employment with Bioventus, you will devote your full-time best efforts and business time and attention to the business of Bioventus.

2.	At-Will Employment Relationship

You may terminate your employment with Bioventus at any time and for any reason whatsoever simply by providing Bioventus with thirty (30) days’ advance written notice. Likewise, Bioventus may terminate your employment at any time, with or without Cause, and with or without advance notice, subject to the severance obligations set forth in Section 6. Your employment at-will status can only be modified in a written agreement approved by Bioventus and signed by you and a duly authorized member of Bioventus.

3.	Base Salary and Employee Benefits

Your base salary will be paid at the annual rate of $700,000 (the “Annual Base Salary”) less payroll deductions and withholdings. You will be paid your Annual Base Salary on a bi-weekly basis, on Bioventus’ normal payroll schedule. You will be reimbursed for expenses that are normal and customary for your role and follow applicable Bioventus policies. As an exempt salaried employee, you will be required to work Bioventus’ normal business hours, and such additional time as appropriate for your work assignments and position. You will not be eligible for overtime premiums.

You will be eligible to participate in Bioventus’ equity incentive plans, and the health and welfare, group insurance, retirement and other employee benefit plans, programs and arrangements (pursuant to the terms and conditions of the benefit plans and applicable policies) as are made generally available from time to time to executives of Bioventus. Additionally, on or about the Effective Date, you will receive an equity award under the Bioventus 2021 Equity Incentive Plan in a form and amount to be determined by the Board in its sole discretion.

Kenneth Reali

February 5, 2021

You will continue to be eligible for twenty-five days of vacation per year.

4.	Annual Performance Bonus and Merit Planning

You will continue to be eligible to participate in the Bioventus Global Annual Incentive Plan or any sub-plan thereof or any other bonus program as determined by Bioventus from time to time (the “Annual Incentive Plan”) at an annual target of one hundred percent (100%) of your Annual Base Salary (your “Annual Bonus”). The Annual Incentive Plan may include components of your personal performance as well as Bioventus’ business objectives. The terms and conditions of your Annual Incentive Plan will be set forth in the Annual Incentive Plan documents.

Your performance will be reviewed on a yearly basis by the Board. At that time, your salary will be reviewed along with your performance to determine any adjustment to your Annual Base Salary.

5.	Certain Definitions

For purposes of this Agreement, the following definitions will apply:

a.

Definition of Change in Control. “Change in Control” shall have the meaning provided in the Bioventus 2021 Equity Incentive Plan as of the Effective Date; provided that such Change in Control also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

b.

Definition of Cause. “Cause” for Bioventus to terminate your employment shall exist if any of the following occurs: (A) your being convicted (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, violence or dishonesty; (B) your commission of or participation in a fraud or act of dishonesty or misrepresentation against Bioventus; (C) your material violation of any written and fully executed contract or agreement between you and Bioventus, including without limitation, breach of your Restrictive Covenant Agreement (as defined below); (D) your gross negligence or willful misconduct; (E) your continued and substantial failure to perform your duties to Bioventus set forth herein at a level commensurate with your position; or (F) your violation of any material policies, practices, or procedures of Bioventus.

c.

Definition of Good Reason. “Good Reason” for you to terminate your employment shall mean the occurrence of any one of the following events without either (x) your express prior written consent or (y) full cure within 30 days after you give written notice to Bioventus: (i) material diminution in duties or responsibilities; (ii) a material reduction in your salary, except for across-the-board salary reductions similarly affecting all senior executive officers of Bioventus; (iii) the relocation of your principal office, or principal place of employment, to a location more than fifty (50) miles from the location of your principal office or principal place of business as of the Effective Date; or (iv) a failure to pay you earned compensation; provided however, that no event shall constitute grounds for a Good Reason termination unless you provide written notice to Bioventus of the event or condition purported to constitute Good Reason within 90 days of the initial existence of such event or condition and you terminate your employment within 60 days after such notice is provided.

Kenneth Reali

February 5, 2021

6.	Severance Benefits

a.

If, at any time, Bioventus terminates your employment without Cause (other than as a result of your death or disability) or you terminate your employment for Good Reason, then, subject to Section 6(c) and Section 7, you shall receive the following severance benefits (the “Severance Benefits”): (i) eighteen (18) months (of your Annual Base Salary in effect on the effective date of termination (the “Termination Date”), less applicable taxes and withholdings, payable in equal installments over the eighteen (18) month period immediately following the Termination Date (the “Severance Period”) in accordance with Bioventus’ regular payroll practices in effect as of the Termination Date; (ii) one hundred fifty percent (150%) of your target Annual Bonus, less applicable taxes and withholdings, payable in equal installments over the Severance Period in accordance with Bioventus’ regular payroll practices in effect as of the Termination Date; (iii) if you timely elect continued coverage under federal COBRA laws or comparable state insurance laws (“COBRA”), then Bioventus shall pay the COBRA premiums necessary to continue your medical and dental insurance coverage in effect for yourself and your eligible dependents during the Severance Period (provided that such COBRA reimbursement shall terminate on such earlier date as you are no longer eligible for COBRA coverage or you become eligible for group health insurance benefits through a new employer).

b.

If, during the two-year period immediately following a Change in Control, Bioventus terminates your employment without Cause (other than as a result of your death or disability) or you terminate your employment for Good Reason, then, subject to Section 6(c) and Section 7, you shall receive the following severance benefits (the “CIC Severance Benefits”): (i) twenty four (24) months of your Annual Base Salary in effect on the Termination Date, less applicable taxes and withholdings, payable in a lump sum payment on the first payroll date on or following the 60th day after the Termination Date (the “CIC Severance Payment Date”); (ii) two hundred percent (200%) of your target Annual Bonus, less applicable taxes and withholdings, payable in a lump sum on the CIC Severance Payment Date; (iii) a lump sum payment equal to twenty-four (24) months of COBRA premium payments (determined as of the Terminate Date) for your medical and dental insurance coverage in effect for yourself and your eligible dependents as of the Termination Date, less applicable taxes and withholding, payable on the CIC Severance Payment Date; and (iv) full acceleration of all of your outstanding equity awards as of the Termination Date.

c.

Your receipt of the Severance Benefits or CIC Severance Benefits, as applicable, is conditional upon (a) your continuing to comply with your obligations under your Restrictive Covenant Agreement; and (b) your executing and delivering an effective, general release of all known and unknown claims in favor of Bioventus, in Bioventus’ customary form (a “Release”) within 45 days following the Termination Date (and not revoking the Release).

d.

The provisions of this Agreement shall supersede in their entirety any severance payment or benefit obligations to you pursuant to the provisions in any severance plan, policy, program or other arrangement maintained by Bioventus.

7.	Section 409A

a.

General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that Bioventus determines that any amounts payable hereunder will be immediately taxable to you under Section 409A, Bioventus reserves the right (without any obligation to do so or to indemnify you for failure to do so) to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that Bioventus determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for Bioventus and/or (ii) take such other actions as Bioventus determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from you or any other individual to Bioventus or any of its Affiliates, employees or agents.

Kenneth Reali

February 5, 2021

b.

Separation from Service under Section 409A. Notwithstanding any provision to the contrary in this Agreement: (i) no Severance Benefits or CIC Severance Benefits shall be payable unless the termination of your employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) for purposes of Section 409A, your right to receive Severance Benefits in installment payments, if any, shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. Notwithstanding any provision to the contrary in this Agreement, if you are deemed at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your termination benefits shall not be provided to you prior to the earlier of (x) the expiration of the six-month period measured from the date of your “separation from service” with Bioventus (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (y) the date of your death; upon the earlier of such dates, all payments deferred pursuant to this sentence shall be paid in a lump sum to you, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

c.

Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) due under this Agreement as a result of your termination of employment are subject to your execution and delivery of a Release, (i) the Release shall be reasonable and drafted in good faith, (ii) Bioventus shall deliver the Release to you within ten (10) business days following the Termination Date, and Bioventus’ failure to deliver a Release prior to the expiration of such ten (10) business day period shall constitute a waiver of any requirement to execute a Release, (iii) if you fail to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes his acceptance of the Release thereafter, you shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (iv) in any case where the Termination Date and the Release Expiration Date fall in two separate taxable years, any payments required to be made to you that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this paragraph, “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which Bioventus timely delivers the Release to you, or, in the event that your termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of your termination of employment are delayed pursuant to this paragraph, such amounts shall be paid in a lump sum on the first payroll date following the date that you execute and do not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to clause (iv) of this paragraph, on the first payroll period to occur in the subsequent taxable year, if later.

Kenneth Reali

February 5, 2021

8.	Compliance with Restrictive Covenant Agreement and Bioventus Policies

You acknowledge that you are, concurrently with the execution of this Agreement, entering into an agreement with Bioventus containing confidentiality, non-solicitation, non-competition, intellectual property assignment, and other protective covenants (the “Restrictive Covenant Agreement” attached hereto as Exhibit A) and that you shall be bound by the terms and conditions of the Restrictive Covenant Agreement. In addition, you agree that you will abide by Bioventus’ Code of Conduct and Bioventus’ policies, as may be changed from time to time at Bioventus’ sole discretion.

9.	Outside Activities

Throughout your employment with Bioventus, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or violate Bioventus’ Conflict of Interest Policy. Specifically, under this provision you may, subject to review and approval by the Board in its sole discretion, serve on boards of directors of not-for-profit entities and/or other boards.

10.	Assignment

This Agreement may be assigned by Bioventus to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of Bioventus. Upon such assignment, the rights and obligations of Bioventus hereunder shall become the rights and obligations of such affiliate or successor person. You may not assign your rights or obligations to another entity or person.

11.	Indemnification

You shall be entitled to indemnification to the maximum extent permitted by applicable law and Bioventus’ customary indemnification policies and procedures applicable to Bioventus’ officers and directors. At all times during your employment, Bioventus shall maintain in effect a directors and officers liability insurance policy with you as a covered officer. Bioventus shall further provide and pay for the defense of any action, arbitration or mediation (collectively, an “Action”) relative to the lawful performance of your duties or in connection with your employment at Bioventus and the existence of such Action or defense shall not provide grounds for termination of your employment.

12.	Whistleblower Protection and Trade Secrets

Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (a) you shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if you file a lawsuit for retaliation by Bioventus for reporting a suspected violation of law, you may disclose the trade secret to your attorney, and may use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

Kenneth Reali

February 5, 2021

13.	Section 280G Parachute Payments

Notwithstanding any other provision in this Agreement to the contrary, in the event that any payment or benefit received or to be received by you, pursuant to this Agreement or otherwise, in connection with a Change in Control or otherwise would be considered an “excess parachute payment” within the meaning of Section 280G of the Code and the regulations thereunder, then such payments and benefits will either be (i) delivered in full or (ii) reduced by the minimum amount necessary so that all of the remaining payments and benefits will not be subject to the excise tax imposed by Section 4999 of the Code, whichever of the foregoing (i) or (ii) results in the greater net after-tax value of payment and benefits to you. All determinations regarding the application of this paragraph shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Sections 280G and 4999 of the Code selected by Bioventus, and all associated costs will be borne by Bioventus.

14.	Compensation Recovery Policy

You acknowledge and agree that, to the extent Bioventus adopts any clawback or similar policy pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, and any rules and regulations promulgated thereunder, you will take all action necessary or appropriate to comply with such a clawback policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy).

15.	Miscellaneous

This Agreement, together with your Restrictive Covenant Agreement and all applicable equity award agreements, forms the complete and exclusive statement of your employment agreement with Bioventus. Changes in your employment terms, other than those changes expressly reserved to Bioventus’ discretion in this Agreement, require a written modification approved by Bioventus. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and Bioventus, and inure to the benefit of both you and Bioventus, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of North Carolina without regard to conflicts of law principles. The parties hereby irrevocably submit to the jurisdiction of the state and federal courts of North Carolina located in or about Raleigh and waive any claim or defense of inconvenient or improper forum or lack of personal jurisdiction under any applicable law or decision. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile or pdf signatures shall be equivalent to original signatures.

[Signature pages follow]

Kenneth Reali

February 5, 2021

THE PARTIES ACKNOWLEDGE BY SIGNING BELOW THAT THEY HAVE READ AND UNDERSTAND THE ABOVE AND INTEND TO BE BOUND THEREBY:

EMPLOYEE			BIOVENTUS INC.

	/s/ Kenneth Reali		/s/ William Hawkins
Name:	Kenneth Reali	Name:	William Hawkins
Date:	2/9/2021	Its:	Chairman of the Board

BIOVENTUS LLC

/s/ William Hawkins
		Name:	William Hawkins
		Its:	Chairman of the Board

Kenneth Reali

February 5, 2021

EXHIBIT A

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANTS AGREEMENT (“Agreement”), dated as of the 3rd day of February, 2021, is made between Bioventus Inc. (the “Corporation”), Bioventus LLC, a Delaware limited liability company (the “Partnership” and, together with the Corporation and any subsidiaries, parent companies or affiliates of the Corporation or the Partnership, “Bioventus”), and Kenneth Reali (the “Executive”), a resident of the State of North Carolina.

RECITALS

A. Bioventus and the Executive have entered into that certain Employment Offer Letter dated the date hereof (the “Employment Agreement”).

B. The Executive possesses extensive knowledge and experience regarding the business of Bioventus and shall benefit from the Employment Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, which includes Bioventus’ agreement to employ or continue to employ Executive under the Employment Agreement and all payments and benefits available to Executive under the Employment Agreement, and in specific consideration for Bioventus’ agreement to provide the bonus payments set forth in the Employment Agreement, which Executive acknowledges and agrees is valid and sufficient consideration for the following covenants in this Agreement, the parties hereto agree as follows:

1. Confidential Information; Non-Disclosure.

a. Non-Use and Non-Disclosure of Confidential Information. Executive acknowledges that Executive currently holds and has access to proprietary and confidential information of Bioventus and its subsidiaries. Executive hereby covenants and agrees that neither Executive nor any of Executive’s Affiliates (as hereinafter defined) will, at any time, divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of Bioventus or its subsidiaries, any confidential, proprietary or secret knowledge or information of Bioventus that Executive has acquired or shall acquire about Bioventus or its subsidiaries, whether developed by Executive or by others, including, without limitation, knowledge or information concerning (i) any trade secrets, (ii) any confidential, proprietary or secret designs, programs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of Bioventus or its subsidiaries, (iii) any customer or supplier lists, (iv) any confidential, proprietary or secret development or research work, (v) any strategic or other business, marketing or sales plans, (vi) any financial data or plans, or (vii) any other confidential or proprietary information or secret aspects of the business of Bioventus or its subsidiaries. Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of Bioventus and its subsidiaries and represents a substantial investment of time and expense by Bioventus and its subsidiaries, and that any disclosure or other use of such knowledge or information other than for the sole benefit of Bioventus or its subsidiaries would be wrongful and may cause irreparable harm to Bioventus and its subsidiaries (“Confidential Information”). Executive shall take reasonable steps to protect the confidentiality of all Confidential Information. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, other than as a result of the breach of this Agreement, (ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with Bioventus or any of its subsidiaries, or (iii) is required to be disclosed by law or legal process. Executive understands and agrees that his obligations under this Agreement to maintain the confidentiality of Bioventus’ and its subsidiaries’ Confidential Information are in addition to any obligations of Executive under applicable statutory or common law. For purposes of this Agreement, “Affiliate” shall mean any person or entity directly or indirectly controlled by the Executive.

Kenneth Reali

February 5, 2021

b. Company Property. As between Bioventus and Executive, all Confidential Information will remain the exclusive property of Bioventus, including, but not limited to, all financial, commercial, operational, technical or business information or data received, obtained, or prepared by Executive in connection with Executive’s employment or engagement and concerning Bioventus’ business, and all copies and abstracts thereof. Upon the termination of Executive’s employment or engagement with Bioventus for any reason, Executive will not retain, take, remove, or copy any such property of Bioventus or any materials containing any Confidential Information whatsoever, and Executive will promptly return all such property and materials to Bioventus no later than Executive’s termination date or earlier upon Bioventus’ request.

c. Exceptions; Notice of Legal Obligation to Disclose. Nothing in this Agreement prohibits Executive from filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or otherwise cooperating with any governmental agency or from making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Further, nothing herein prevents Executive from disclosing Confidential Information if and to the extent required pursuant to any valid subpoena, court order, or other legal obligation; provided, however, Executive agrees to provide prompt written notice of any such subpoena, court order, or other legal obligation prior to disclosing any Confidential Information (unless such notice to Bioventus is prohibited by applicable law), enclosing a copy of the subpoena, court order or other documents describing the legal obligation. In the event that Bioventus objects to the disclosure of Confidential Information, by way of a motion to quash or otherwise, Executive agrees to not disclose any Confidential Information while any such objection is pending.

d. Defend Trade Secrets Act Disclaimer. In compliance with the requirements of the Defend Trade Secrets Act, Executive understands that: (i) Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Executive files a lawsuit for retaliation by Bioventus for reporting a suspected violation of law, Executive may disclose trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

2. Noncompetition and Nonsolicitation Covenants.

a. Agreement Not to Compete. Except for Executive’s direct and indirect ownership of Bioventus, for a period starting as of the date hereof and ending on such date which is eighteen (18) months after Executive’s Termination Date (as defined in the Employment Agreement) or, in the event of a Change of Control Termination (as defined in the Employment Agreement), such date which is twenty-four (24) months after Executive’s Termination Date (the “Restricted Period”), Executive shall not, directly or indirectly, own, invest in, lend money to, acquire or hold any interest in, render services to, act as agent for, or otherwise engage in any business, in the United States or in any other location in which Bioventus is then doing business, that is competitive with any business conducted by or under active consideration by Bioventus or its subsidiaries at any time during the period that the Executive is an employee, director or direct or indirect shareholder of Bioventus or any of its subsidiaries (the “Protected Business”), it being acknowledged by Executive that the Protected Business includes the design, sale, marketing, or distribution of Bioventus’ and its subsidiaries’ products and services. Ownership by Executive, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 2(a).

Kenneth Reali

February 5, 2021

b. Agreement Not to Solicit Employees. Executive represents and warrants that Executive has not, directly or indirectly, solicited for employment for any entity or person (other than for Bioventus) any current employee, consultant or other independent contractor of Bioventus. For the Restricted Period, Executive shall not, directly or indirectly, hire, engage, solicit or attempt to solicit any person who is then an employee, consultant or independent contractor of Bioventus or any subsidiary of Bioventus.

c. Agreement Not to Solicit Others. Executive represents and warrants that Executive has not, directly or indirectly, solicited any customer, supplier, distributor or other business contact referred to below for the purposes set forth below (other than on behalf of Bioventus). For the Restricted Period, Executive shall not, directly or indirectly, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, (x) solicit or attempt to solicit any person or entity who was a customer of Bioventus during the last twelve (12) months immediately preceding the date hereof or is a customer of Bioventus or any subsidiary of Bioventus during the Restricted Period, for the purposes of selling, marketing or distributing products or services similar to the products or services designed, sold, marketed or distributed by Bioventus or any of its subsidiaries, and (y) solicit, request, advise or induce any supplier, distributor or other business contact of Bioventus or any subsidiary to cancel, curtail or otherwise adversely change its relationship with Bioventus or its subsidiaries as it relates, directly or indirectly, to the Protected Business.

d. Acknowledgment. Executive hereby acknowledges that the provisions of this Section 2 are reasonable and necessary to protect the legitimate interests of Bioventus and that any violation of this Section 2 by Executive may cause substantial and irreparable harm to Bioventus to such an extent that monetary damages alone would be an inadequate remedy therefor.

e. Assistance is Prohibited. Executive further agrees that Executive will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 2 if such activity were carried out by Executive, directly or indirectly, or induce any employee, or former employee of Bioventus to carry out, directly or indirectly, any such activity.

f. Blue Pencil Doctrine. If the duration of, the scope of or any business activity covered by any provision of this Section 2 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Executive hereby acknowledges that this Section 2 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, snot exceeding its express terms, possible under applicable law.

3. Non-Disparagement. The Executive agrees not to disparage Bioventus, any of its products, services, or practices, or any of its directors, officers, agents, representatives, partners, members, equity holders, or affiliates, either orally or in writing, at any time; provided, that the Executive may confer in confidence with the Executive’s legal representatives and make truthful statements as required by law.

Kenneth Reali

February 5, 2021

4. Ownership of Inventions.

a. Inventions. Subject to the limitations in Section 4(c) below, Bioventus will own all rights, title and interest in and to (i) any invention, innovation, manufacturing process, trade secret, design, idea or improvement related, directly or indirectly, to Bioventus’ business, or any part thereof, and (ii) all copyrights, patents, trademarks and trade names which Executive develops or creates, in whole or in part in the course of Executive’s employment or engagement with Bioventus (referred to as “Inventions”). Subject to the limitations in Section 4(c) below, Executive will, and hereby does, assign to Bioventus, without requirement of further writing and without royalty or any other further consideration, my entire right, title and interest throughout the world in and to all Inventions created, conceived, made, developed, and/or reduced to practice by Executive in the course of Executive’s employment or engagement with Bioventus and all intellectual property rights therein. Executive will promptly tell Bioventus about and give Bioventus all information relating to any such Inventions. Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’s employment or engagement with Bioventus and which are eligible for copyright protection are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101). Executive hereby waives, and agrees to waive, any moral rights Executive may have in any copyrightable work Executive creates or has created on behalf of Bioventus. Executive will make and maintain adequate and current written records of all Inventions covered by this Section 4(a). These records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, notebooks and any other format. These records shall be and remain the property of Bioventus at all times and shall be made available to Bioventus at all times.

b. Cooperation. Executive will cooperate with Bioventus in obtaining, maintaining and enforcing copyright, patent, trademark or other relevant protections for Inventions covered by Section 4(a), including executing such documents as Bioventus may request as necessary for such protection.

c. Executive Inventions. Executive acknowledges that Bioventus will not own, and the assignment of Inventions set forth in Section 4(a) above does not apply to, Inventions for which no equipment, supplies, facility, or trade secret information of Bioventus were used and which was developed entirely on Executive’s own time (“Executive Inventions”), unless (i) the Invention relates (a) to Bioventus’ business or (b) to Bioventus’ actual or demonstrably anticipated research or development, or (ii) the Invention results from any work performed by Executive for Bioventus. If Executive believes an Invention qualifies as an Executive Invention, Executive will provide Bioventus at the time of creation written evidence to substantiate such belief. If Executive incorporates any Executive Inventions or portions thereof into any Inventions created or developed for Bioventus, Executive hereby grants Bioventus a perpetual, irrevocable, royalty-free, transferable license to copy, modify, prepare derivative works of, use, perform, and display such Executive Invention solely in connection with the Invention.

5. Enforcement. Executive hereby specifically acknowledges and agrees that the scope of the restrictions set forth in this Agreement is reasonable and necessary to ensure that Bioventus receives the value of the Employment Agreement and that violation of this Agreement will harm Bioventus to such an extent that monetary damages alone would be an inadequate remedy. Therefore, in the event of any violation by Executive or any Affiliate:

a. Bioventus (in addition to all other remedies Bioventus may have) shall be entitled to a temporary restraining order, injunction and other equitable relief (without posting any bond or other security) restraining the violator from committing or continuing such violation,

b. in the case of any violation of Section 2 hereof, as determined by a final judgment of court of competent jurisdiction, the duration of the non-compete period referred to therein shall be extended beyond its then-scheduled termination date for a period equal to the duration of the violation, and

c. in the event that Bioventus must enforce this Agreement pursuant to this Section 5, Bioventus shall be entitled to recover from Executive its reasonable costs associated therewith, including all reasonable attorneys’ and court fees.

6. Use of Name. Neither Executive nor any Affiliate shall use the name “Bioventus,” any variants thereof, or any confusingly similar name, in any business (other than Bioventus) in which any of them is associated as shareholder, investor, lender, partner, co-venturer, co-marketer, sole proprietor, director, officer, employee, agent, consultant, independent contractor or in any other capacity.

Kenneth Reali

February 5, 2021

7. No Violation of Other Agreements. Executive hereby represents and agrees that neither (a) Executive’s entering into this Agreement nor (b) Executive’s carrying out the provisions of this Agreement, will violate any other agreement (oral, written or other) to which Executive is a party or by which Executive is bound.

8. At-Will Employment; No Contract of Employment. Nothing herein shall be deemed to create a contract of employment for any term. Executive acknowledges and agrees that Executive’s employment with Bioventus is and shall remain at all times at will, unless otherwise specified by the Employment Agreement.

9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Executive, Bioventus and their respective heirs, personal representatives, successors and assigns (including without limitation any assignee of substantially all of the assets of Bioventus); provided, however, that this Agreement may not be assigned by Executive.

10. Complete Agreement. This Agreement contains the complete agreement between the parties hereto with respect to the matters covered herein, and supersedes all prior agreements and understandings between the parties hereto with respect to such matters. This Agreement may be amended, terminated or superseded only by an agreement in writing executed by both parties hereto.

11. Partial Invalidity. If any covenant or other provision of this Agreement is deemed invalid, illegal or incapable of being enforced by reason of any rule of law or of any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

12. No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

13. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which shall constitute but one instrument.

14. Headings. The headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

15. Notices. All notices, requests, demands and other communications provided for in this Agreement shall be in writing delivered personally or sent by registered or certified mail, postage prepaid, as follows:

If to Bioventus:	Bioventus, Inc.
4721 Emperor Blvd., Suite 100
Durham, NC 27703
Attn: Leigh Ann Stradford

with a copy to:	Latham & Watkins, LLP
885 Third Avenue
New York, NY 10022
Attn: Rifka Singer

If to Executive:	To the address in Bioventus’ records

with a copy to:

Kenneth Reali

February 5, 2021

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without giving effect to any choice or conflict of law provision or rule, whether of the State of North Carolina or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of North Carolina.

17. Action of Affiliates. Executive shall cause his Affiliates not to take any action that is prohibited to be taken by such Affiliates under the terms of this Agreement.

**[Signature Pages Follow]**

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BIOVENTUS INC.

By:	/s/ Leigh Ann Stradford
Name:	Leigh Ann Stradford
Its:	SVP & Chief Human Resources Officer

BIOVENTUS LLC

By:	/s/ Leigh Ann Stradford
Name:	Leigh Ann Stradford
Its:	SVP & Chief Human Resources Officer

EXECUTIVE

/s/ Kenneth Reali
Kenneth Reali